Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Maison Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	62,700,000	(3)	$0.98095	$61,505,565	0.00015310	$9,416.50
	Total Offering Amounts						$61,505,565		$9,416.50
	Total Fees Previously Paid								$–
	Total Fee Offsets								$–
	Net Fee Due								$9,416.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Maison Solutions Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $1.0519 and low $0.9100 sale prices of our common stock on April 9, 2025, as reported on The Nasdaq Capital Market.

(3)	Includes (i) 19,800,000 shares of Class A common stock issuable upon conversion of the Initial Note and (ii) 42,900,000 shares of Class A common stock issuable upon conversion of the Additional Notes issuable upon exercise of the Incremental Warrant.